Exhibit 10.1

December 29, 2023

Whitney Wolfe Herd

Re: Transition Letter: Executive Chair

Dear Whitney,

This letter confirms the understanding between you and Bumble Inc. (the “Company”) regarding the transition of leadership that will take place on January 2, 2024 (the “Transition Date”).

As of the Transition Date, you will (i) cease serving as CEO of the Company; and (ii) become Executive Chair of the Company, with such duties and responsibilities commensurate with such role and otherwise as mutually agreed between you and the Board of Directors of the Company (the “Board”). In addition, you will remain a Class III Director on the Board, serving in accordance with the Company’s Bylaws.

During your time as Executive Chair of the Company, you will dedicate a meaningful portion of your time to the work of Bumble Inc. as mutually agreed by you and the Board. You may pursue new endeavors during this time subject to the terms of the Employment Agreement (as defined below), including Schedule I hereto which replaces Schedule I to the Employment Agreement.

Your compensation for the Executive Chair role will be effective starting January 2, 2024, as set forth below:

•	Your base salary as currently in effect

•

Your participation in the Company’s annual bonus plan, at your current target bonus amount as currently in effect, which may be amended from time to time, and based on the achievement of certain performance objectives as approved by the Company in its sole discretion

•	Incentive awards previously awarded continue to vest in accordance with their terms

•	New equity award of $5M (50% RSUs, 50% options) will be granted at the same time (with the same terms) as other senior executive grants are awarded for 2024.

This arrangement will be reviewed annually at the same time of year as other senior executive reviews are completed at the Company.

In addition, you will continue to be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives generally, as may be in effect from time to time.

For the avoidance of doubt and simply for illustrative and non-exhaustive purposes, Company does not have any ownership or other claims to any intellectual property rights arising from the ideas, projects or businesses described in Schedule II (“Separate Projects”). Notwithstanding anything herein to the contrary, nothing in this letter shall limit or otherwise modify your non-competition and other restrictive covenant obligations set forth in the Employment Agreement.

Your employment agreement dated January 29, 2020 (the “Employment Agreement”), shall remain in full force and effect except as modified by this letter and the schedules hereto.

Thank you for your continued dedication and commitment to Bumble.

Sincerely,
Bumble Inc.

By:	/s/ Ann Mather
Name: Ann Mather
Title: Chair of the Board of Directors,
Bumble Inc.

Acknowledged and Agreed:

/s/ Whitney Wolfe Herd
Whitney Wolfe Herd

Date: December 29, 2023